CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Community Central Bank Corporation on Form S-8 of our report dated January 24, 2002 on the financial statements of Community Central Bank Corporation for the year ended December 31, 2001, appearing in the Form 10-KSB filed with the SEC (File No. 000-33373), which is incorporated by reference into this Registration Statement.

/s/ Plante & Moran, LLP

Auburn Hills, Michigan
June 12, 2002